Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of CM Finance Inc

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of CM Finance Inc and subsidiaries (the “Company”), including the consolidated schedules of investments, as of June 30, 2016 and 2015, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended June 30, 2016, 2015, and 2014, and have issued an unqualified opinion thereon dated August 30, 2016 (included elsewhere in the Registration Statement and related Prospectus). The senior securities table as of June 30, 2016 and June 30, 2015 is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

New York, New York

December 9, 2016